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                                                                    Exhibit 2.14

                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 27th day of December, 1996, by and between Keystone Development Group, Inc., a Pennsylvania corporation ("Seller"), and Balanced Care Corporation, a Delaware corporation (together with its permitted assigns, "Purchaser").

                                   RECITALS:

         Seller or its Affiliate (as defined herein) owns or may own certain real property and other improvements now or hereafter to be constructed on the premises more particularly described on Exhibit A attached hereto and incorporated herein (each a "Project" and, collectively, the "Projects"), as well as any drawings, plans, schematics, specifications, designs, sketches, design graphics, prototypes, renderings, surveys, plats, sewer modules, studies (including any topographical studies, subsurface studies or core boring studies), locational maps, contracts (including construction contracts, architects contracts, engineering contracts or option agreements), permits (including any utility permits, building permits, occupancy permits, zoning permits or conditional use permits), licenses, approvals (including any variance approvals, plan approvals, land development approvals or subdivision approvals), title policies, reports (including any inspection reports, engineering reports or environmental reports), tax notices, correspondence and other documents relating to the Projects (collectively, the "Documents"), upon the terms and conditions herein set forth.

         Prior to Closing (as defined herein), Seller shall have the right to substitute for the development project identified as "(a)" on Exhibit A attached hereto (the "Scranton Manor Project") an alternative development project (the "Alternative Project") reasonably acceptable to Purchaser. If so substituted, the Alternative Project shall be included in the definition of "Projects" and the Scranton Manor Project shall be deleted from such definition.

         This Agreement sets forth the terms and conditions upon which Purchaser is purchasing the assets and rights owned by Seller or its Affiliate in connection with the Projects and Documents, and Seller is selling to Purchaser such assets and rights. For purposes of this Agreement, the term "Affiliate" shall mean Scranton Manor, Inc., a Pennsylvania corporation ("SMI"), but only if the Scranton Manor Project is included as a Project at Closing.

         In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller hereby agree as follows:

         1. Recitals. The foregoing recitals are hereby incorporated into and made a part of this Agreement by reference thereto.


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         2. Purchaser Price; Other Consideration; Assumed Liabilities.

            2.1. Purchase Price. The purchase price (the "Purchase Price") for the Projects and the Documents shall be in an amount equal to $1,500,000, plus an amount equal to the actual costs and expenses heretofore incurred and to be incurred through the Closing by or on behalf of Seller or its Affiliate in connection with the development and construction of the Projects for the types of expenses as set forth on Exhibit B attached hereto and incorporated herein, to be paid at Closing by certified or cashier#s check drawn on a national bank or by wire transfer.

            2.2. Other Consideration. As additional consideration, on the Closing Date, Purchaser shall acquire the Projects and Documents subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller and its Affiliate harmless from the following liabilities and obligations (collectively, the "Assumed Liabilities"): all liabilities and obligations in connection with the Projects whether accruing prior to or subsequent to the Closing Date under the contracts and permits executed by or on behalf of Seller and its Affiliate in connection with the Projects, provided that the rights thereunder have been duly and effectively assigned to Purchaser.

         3. Time; Location. The consummation of the purchase and sale shall take place on or after January 2, 1997, but in any event not later than March 15, 1997 (the "Closing"). The date of the Closing shall be referred to as the "Closing Date." The Closing shall take place at such time, date and place as may be mutually agreed upon by the parties.

         4. Purchaser's Obligations to Close. The obligation of Purchaser to proceed with Closing under this Agreement is subject to the fulfillment prior to or at the time of Closing of the following conditions with respect to Seller, any one or more of which may be waived in whole or in part by
Purchaser:

            4.1. Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            4.2. Performance of Agreement. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

            4.3. Seller's Certificate. Purchaser shall have received a certificate from Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel, certifying as to the matters specified in Section 4.1 and Section 4.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Seller hereunder.

            4.4. Secretary's Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, of the Secretary or any Assistant Secretary of Seller with respect to the


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incumbency and specimen signature of each officer or representative of Seller executing this Agreement and the certificate referred to in Section 4.3.

            4.5. Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a material adverse effect on the Projects or the Documents or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.

            4.6. Consents. Any third-party consents, approvals or authorizations (including, without limitation, those required by any governmental authorities) necessary as of Closing for the conveyance of the Projects and Documents or valid consummation of the transactions contemplated hereby have or, to Seller's knowledge, will be able to be obtained.

            4.7. Title to Shares; Alternative Project. James J. Blumer, Jr. ("Blumer") and Michael P. Kelly ("Kelly") shall have acquired all of the issued and outstanding shares of capital stock of SMI (the "Shares"), free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions, prior assignments, options and claims of any kind and nature whatsoever or, in the alternative, Seller shall have substituted the Alternative Project for the Scranton Manor Project.

            4.8. Option Agreements. Seller shall have acquired fee simple title to real property or executed and delivered an option to purchase real property which is suitable to Purchaser for its Primary Intended Use (as defined in Section 6.5.3) for at least two of the Projects.

            4.9. Other Agreements. Each of the other agreements (the "Other Agreements") identified on Exhibit C attached hereto and incorporated herein shall have been executed and delivered by the parties thereto, and the transactions contemplated thereby shall have been consummated.

            4.10. Opinion of Counsel. Purchaser shall have received the favorable opinion of Oliver, Price & Rhodes, counsel for Seller, addressed to Purchaser and Purchaser's lender, reasonably satisfactory to Purchaser and its counsel as to the matters set forth in Sections 6.1, 6.2 and 6.3 hereof.

         5. Seller's Obligation to Close. The obligation of Seller to proceed with Closing under this Agreement is subject to the fulfillment prior to or at the time of Closing of the following conditions with respect to Purchaser, any one or more of which may be waived in whole or in part by Seller:


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            5.1.  Accuracy of Representations and Warranties. The
representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the date hereof and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            5.2. Performance of Agreement. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

            5.3. Purchaser's Certificate. Seller shall have received a certificate from Purchaser, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of all matters specified in Section 5.1 and Section 5.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Purchaser hereunder.

            5.4. Secretary's Certificate. Seller shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Purchaser with respect to the incumbency and specimen signature of each officer or representative of Purchaser executing this Agreement and the certificate referred to in Section 5.3.

            5.5. Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

            5.6. Other Agreements. Each of the Other Agreements shall have been executed and delivered by the parties thereto, and the transactions contemplated thereby shall have been consummated.

            5.7. Title to Shares; Alternative Project. Blumer and Kelly shall have acquired all of the Shares, free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions, prior assignments, options and claims of any kind and nature whatsoever or, in the alternative, Seller shall have substituted the Alternative Project for the Scranton Manor Project.

         6. Seller's Representations and Warranties. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser that each of the following representations and warranties is true and correct as of the date hereof:

            6.1. Organization, Good Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof and to be performed by it.


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            6.2.  Authorization of Agreement and Enforceability. Seller has
taken all necessary corporate action to authorize the execution and delivery of this Agreement, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby, including, without limitation, obtaining such shareholders' consents as is required under the Pennsylvania Business Corporation Law. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            6.3. No Violation; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Seller, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller or the Projects are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller or the Projects, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Seller is a party or the Projects are bound or (v) result in the creation or imposition of any encumbrances upon the Projects.

            6.4. Insurance. Schedule 6.4 sets forth a complete list of all insurance policies maintained with respect to the Projects and all insurance policies known by Seller to have been maintained by any other person which may provide any coverage for liabilities relating in any manner to any environmental law. Except as set forth on Schedule 6.4, no such insurance maintained with respect to the Projects has ever been canceled or denied. Following the Closing, Seller shall, to the extent that coverage under its insurance policies extends to include the Projects in respect of claims or occurrences prior to the Closing, (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverages as they occur by virtue of the filing of claims in the ordinary course under such insurance policies, (ii) pay when due any premiums under such policies for such periods, including retrospective or retroactive premium adjustments and (iii) provided Purchaser maintains Seller's insurance policies or otherwise is entitled to make a claim against Seller's insurance policies pursuant to the terms of this Agreement, use its best efforts to assist in filing and processing claims under, and otherwise cooperate with Purchaser to allow Purchaser, in its own name, or on behalf of Seller, to obtain all coverage benefits applicable to the Projects under such insurance policies, including the execution of assignments or powers of attorney for the benefit of Purchaser. Any proceeds of insurance paid by an insurer to Seller for claims of Purchaser made in accordance with this Section#shall be promptly paid to Purchaser.

            6.5. Real Property. Schedule 6.5 contains a list of all of the real property currently owned by Seller (the "Real Property"). With respect to the Real Property:


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                  6.5.1. Copies of all existing title insurance policies and all surveys in Seller's possession or reasonably obtainable by Seller have been delivered to Purchaser;

                  6.5.2. Seller has not received any written notice of assessments for public improvements or condemnation;

                  6.5.3. All public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the Real Property by Purchaser as a personal care home and/or Alzheimer unit (the "Primary Intended Use") are or will be available and such utilities enter, or will enter, the boundaries of the Real Property through adjoining public streets, permanent easements or rights-of-way of record in favor of Seller;

                  6.5.4. Such public utilities are, or will be, connected pursuant to valid permits, are, or will be, in good working order and are, or will be, adequate to service the Real Property for its Primary Intended Use by Purchaser;

                  6.5.5. All present driveways and other access routes are or will be from public streets and no other person has any right to use any such driveways or other access routes;

                  6.5.6. Except as identified on Schedule 6.5, there are no subsurface rights, rights of surface entry or other provisions of any lease or reservation of any oil, gas, water or other mineral rights; and

                  6.5.7. There are no adverse geological or soil conditions affecting the Projects, including without limitation subsidence from subsurface mining.

            6.6. Environmental Matters. With respect to the Real Property, except as disclosed in Schedule 6.6:

                  6.6.1. Compliance; No Liability. Seller has maintained, or caused to be maintained, the Real Property in material compliance with all applicable environmental laws. Seller is not subject to any liability, penalty or expense (including legal fees), and Purchaser will not suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any environmental law occurring prior to the Closing, any environmental activity conducted on or with respect to the Real Property at or prior to the Closing or any environmental condition existing on or with respect to the Real Property at or prior to the Closing, in each case whether or not Seller permitted or participated in such act or omission.

                  6.6.2. Treatment; CERCLIS. Except in material compliance with all applicable environmental laws, Seller has not treated, stored, recycled or disposed of any hazardous material, and to Seller's knowledge no other person has treated, stored, recycled or disposed of any hazardous material on any part of the Real Property. Except as set forth on Schedule 6.6, there has been no release of any hazardous material at, on or under the Real Property. Seller has not transported any hazardous material or arranged for the transportation of any hazardous material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of


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federal, state or local enforcement action or other investigation that may lead to claims against Seller for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. The Real Property is not listed or, to Seller's knowledge, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

                  6.6.3. Notices; Existing Claims; Certain Hazardous Materials; Storage Tanks. Seller has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any hazardous material with respect to the Real Property. Seller is not required to place any notice or restriction relating to the presence of any hazardous material at the Real Property. Seller has provided to Purchaser a list of all sites to which, to Seller's knowledge, Seller has transported any hazardous material for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by Seller under any environmental law or legal requirement based on actions of others that may have impacted on the Real Property, and Seller has not entered into any agreement with any person regarding any environmental law, remedial action or other environmental liability or expense with respect to the Real Property. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 6.6 and, to Seller's knowledge, all such tanks and associated piping are in sound condition and are not leaking and have not leaked.

            6.7. Title to Real Property; Absence of Liens and Encumbrances. Seller owns good, marketable and indefeasible title to the Real Property, free and clear of all encumbrances, other than (i) liens for current taxes not yet due and (ii) easements, covenants, rights-of-way and other encumbrances or restrictions of record and zoning restrictions; provided, however, that any encumbrances in clauses (i) and (ii) do not or will not either individually or in the aggregate adversely affect the value of the Real Property encumbered or prohibit or interfere with the operations of the Real Property (the "Permitted Encumbrances").

            6.8. Foreign Person. Seller is not a "foreign person" as that term is defined in the U.S. Internal Revenue Code and the regulations thereunder.

            6.9. Exclusive Right. No person or entity other than Purchaser has any right or option to acquire the Projects and Documents, or any part thereof.

            6.10. Contracts and Permits. To Seller's knowledge, there is no impediment to the future issuance or execution of any contracts, permits and licenses required in connection with the construction and development of the Projects, or no reason to believe that such contracts, permits and licenses will not be obtained as and when needed.

            6.11. Compliance with Legal Requirements. Seller has complied in all material respects with all legal requirements applicable to the Projects and has complied with all existing contracts, permits and licenses.


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            6.12. Legal Proceedings. There is no claim, action, suit,
proceeding, investigation or inquiry pending before any governmental authority or, to Seller's knowledge, threatened against Seller or any other person with an interest in any Real Property with respect to the Projects, or relating to the transactions contemplated by this Agreement, nor to Seller's knowledge is there any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Projects that may affect the transactions contemplated by this Agreement.

            6.13. Title to Shares. At Closing, if the Alternative Project is not substituted for the Scranton Manor Project, the Shares (i) will be owned by Kelly and Blumer and (ii) will constitute all of the issued and outstanding shares of capital stock of SMI, free of any existing preemptive rights, options, warrants, calls, subscriptions or other rights or any other agreements or commitments with respect to the Shares of any kind or nature whatsoever.

            6.14. No Finder. Seller has not taken any action that would give to any person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

            6.15. Seller's Assets. Neither Seller nor Seller's "ultimate parent entity" (as such term is defined in 16 CFR, Chapter 1, Subchapter H, Section
801.1 et seq.) had: (i) annual net sales of $100,000,000 or more as stated on its last regularly prepared statement of income and expenses; or (ii) total assets of $100,000,000 or more as stated on its last regularly prepared balance sheet.

            6.16. Completeness and Accuracy. All information set forth on any Exhibit or Schedule hereto is materially true, correct and complete. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All contracts, permits. licenses and other documents and instruments furnished or made available to Purchaser by Seller are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto.

         7. Purchaser's Representations and Warranties. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller, that each of the following representations and warranties is true and correct as of the date hereof:

            7.1 Organization, Good Standing, Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own the Projects, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it.


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            7.2.  Authorization of Agreement and Enforceability. Purchaser has
taken all necessary corporate action to authorize the execution and delivery of this Agreement, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            7.3. No Violations; Consents. Except as set forth on Schedule 7.3, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Purchaser, (ii) violate, or require any consent, authorization or approval of or exemption by, or filing under any provision of any contract, law, statute, rule or regulation to which Purchaser is subject,
(iii) violate any judgment, order, writ or decree of any court applicable to Purchaser, (vi) conflict with, result in a breach of constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Purchaser is a party or (v) result in the creation or imposition of any encumbrance upon its assets.

            7.4. Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any governmental authority or, to Purchaser's knowledge, threatened against Purchaser or any of Purchaser's properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.

            7.5. No Finder. Purchaser has not taken any action that would give to any person a right to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

            7.6. Purchaser's Assets. Neither Purchaser nor Purchaser's "ultimate parent entity" (as such term is defined in 16 CFR, Chapter 1, Subchapter H, section 801.1 et seq.) had: (i) annual net sales of $100,000,000 or more as stated on its last regularly prepared statement of income and expenses; or (ii) total assets of $100,000,000 or more as stated on its last regularly prepared balance sheet.

         8. Additional Covenants of Seller. Seller further covenants and agrees as follows:

            8.1. Land Acquisition; Option Agreements. For each of the Projects, Seller shall use its best efforts to acquire fee simple title to real property or execute and deliver an option to purchase real property which is suitable to Purchaser for its Primary Intended Use. Seller shall obtain Purchaser's approval (which shall not be unreasonably withheld) prior to acquiring any real property, whether in fee or by option.


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            8.2.  Improvements/Development. From and after the date of this
Agreement, Seller shall submit to Purchaser for Purchaser's approval (which shall not be unreasonably withheld) a written proposal setting forth any proposed improvements or other development and/or construction actions to be taken with respect to the Projects and provide to Purchaser copies of, or information regarding, the applicable Documents or other support materials as Purchaser may reasonably request in connection therewith. Without limiting the foregoing, from and after the date of this Agreement, such proposal shall indicate the approximate projected costs associated with the proposed actions to be taken by Seller, which costs shall also be subject to Purchaser's approval (which shall not be unreasonably withheld).

            8.3. No Additional Encumbrances. Except as may otherwise be provided herein or contemplated hereby, Seller shall not enter into any lease or other agreement or grant any easement, license or other encumbrance with respect to the Projects, or permit the Projects to be encumbered in any way unless such lease, agreement, easement, license or encumbrance will be terminated prior to Closing or is created with the prior written consent of Purchaser.

            8.4. Preservation. Seller shall maintain and repair the Projects in as good condition as they are in on the date of this Agreement, ordinary wear and tear excepted, until Closing.

            8.5. Performance of Obligations. Seller shall perform all the material obligations of Seller relating to the Projects.

            8.6. Approvals, Consents. Seller shall use its reasonable efforts, at the direction of Purchaser, to obtain in writing as promptly as possible any approvals and consents as required to be obtained by Seller in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents. Accordingly, Seller shall cooperate with Purchaser's efforts to obtain the necessary licenses to develop and construct the Projects from the appropriate governmental authorities and accreditation bodies.

            8.7. Notice of Material Damage. Seller shall give to Purchaser prompt notice in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder.

            8.8. No Termination or Modification. Seller shall not terminate or materially modify any material contract, permit, license or other authorization or agreement affecting the Projects.

            8.9. Compliance with Agreement. Seller shall not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and use all reasonable efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.


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            8.10. Compliance with Legal Requirements. Seller shall comply in all material respects with all legal requirements applicable to the Projects and Seller will use reasonable efforts as directed by Purchaser to procure all contracts, permits and licenses necessary to develop and construct the Projects in accordance with its Primary Intended Use.

            8.11. Update Schedule. Seller shall promptly disclose to Purchaser any information contained in the representations and warranties of Seller contained in Section 6 or in the Exhibits and Schedules to this Agreement which is no longer materially complete or correct; provided that no such disclosure shall be deemed to modify, amend or supplement Seller's representations and warranties.

         9.  Deliveries at Closing. At Closing, Seller shall deliver to
Purchaser:

            9.1. Affidavits. Such affidavits or other instruments as Purchaser's title insurance company may reasonably request regarding real property included in the assets to be purchased, including but not limited to
(i) those needed to eliminate exceptions for (A) judgments, bankruptcies, taxes and municipal claims, (B) parties in possession other than current occupants pursuant to agreements with Seller and (C) mechanics' or materialmens' liens and (ii) payoff letters, lien releases and satisfaction pieces and (iii) gap indemnities;

            9.2. Bill of Sale. A general bill of sale, assignment and assumption substantially in the form of Exhibit D attached hereto and incorporated herein, transferring to Purchaser good and indefeasible title to the Projects and Documents, subject only to Permitted Encumbrances and assigning to Purchaser Seller's right, title and interest in the Projects and each of the Documents, together with all consents of third parties that Seller has been able to obtain that are required to make each such assignment effective to such third parties;

            9.3. Deeds. With respect to the Real Property and any other Project which Seller holds fee title to, duly executed special warranty deeds, in recordable form, transferring good and marketable fee simple title to such Projects, subject only to Permitted Encumbrances; and

         10. Risk of Loss. All risk of loss shall remain with Seller until Closing.

         11. Further Assurances of Seller. From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, the Projects and Documents and (ii) otherwise to consummate the transactions contemplated by this Agreement. In addition, from and after the Closing Date, Seller shall afford Purchaser and its attorneys, accountants and other representatives access, during normal business hours, to any books and records relating to the Projects or Documents that Seller may retain as may reasonably be required by Purchaser.

         12. Further Assurances of Purchaser. From and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives access, during normal business hours, to such books and records relating to the Projects and Documents as may reasonably be required in connection with the preparation of financial information or tax returns for periods concluding on or prior to the Closing Date.

         13. Termination of Agreement.  This Agreement may be terminated:

            13.1. By the mutual consent of Seller and Purchaser;

            13.2. By Seller or Purchaser if Closing has not taken place on or before March 15, 1997; provided however, that no party then in material breach of any of its obligations hereunder shall have the right to terminate;

            13.3. By Purchaser upon notice to Seller if any of the conditions set forth in Section 4 hereof have not been satisfied or become impossible to satisfy by the Closing Date (other than by reason of the material failure of Purchaser to fulfill its obligations under this Agreement);

            13.4. By Seller upon notice to Purchaser if any of the conditions set forth in Section 5 hereof have not been satisfied or become impossible to satisfy by the Closing Date (other than by reason of the material failure of Seller to fulfill its obligations under this Agreement);

            13.5. By Seller if Purchaser materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 30 consecutive calendar days after Seller gives written notice of such failure to Purchaser;

            13.6. By Purchaser if Seller materially breaches or fails to fulfill its obligations under this Agreement, which failure continues and remains uncured for 30 consecutive calendar days after Purchaser gives written notice of such failure to Seller; and

            13.7. By Purchaser upon notice to Seller if either of the following conditions forth below have not been satisfied or become impossible to satisfy by January 15, 1997 (other than by reason of the material failure of Purchaser to fulfill its obligations under this Agreement): (i) the results of Purchaser's due diligence with respect to the Projects and Documents shall not be satisfactory to Purchaser in its sole discretion or (ii) Purchaser shall not have secured a commitment for financing the transaction contemplated by this Agreement on terms and conditions satisfactory to Purchaser in its sole discretion.

         14. Return of Documents Upon Termination. If this Agreement is terminated for any reason pursuant to Section 13, each party shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party or, with the agreement of the other party, shall destroy all such documents and copies thereof.

         15. Remedies Upon Termination. If this Agreement is terminated by Seller or Purchaser as permitted under Section 13 and not as a result of a breach of a representation or warranty or the failure of any party to perform its obligations hereunder, such termination shall be without liability of any party. If a party terminates this Agreement as a result of a breach of a representation or warranty by the other party or the failure of the other party to perform its obligations hereunder, the nonbreaching party, in addition to any other legal remedies that may be available, shall be entitled to reimbursement from the breaching party for all expenses incurred by the nonbreaching party in connection with this Agreement and the transactions contemplated hereby. In addition to the foregoing remedies, if Purchaser has the right to terminate this Agreement pursuant to Section 13.6, Purchaser may seek an action for specific performance and reimbursement from Seller for all expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

         16. Survival of Representations and Warranties. All representations and warranties of the parties shall survive until October 31, 1997 (the "Survival Date"); provided that there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of such survival period. Any party's right to the indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other party will not be affected by any investigation, knowledge or waiver of any condition by such party. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

         17. Indemnification.

            17.1. Indemnification by Seller. Seller shall, indemnify, defend, save and hold Purchaser, any assignee of Purchaser and their respective officers, directors, employees, agents and affiliates (collectively, "Purchaser Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Purchaser Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchaser Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, a breach of any representation or warranty made by Seller in this Agreement, in any certificate or document furnished at Closing pursuant hereto by Seller, a breach or nonfulfillment of any covenant or agreement made by any Seller in this Agreement, and any and all liabilities of Seller of any nature whatsoever, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date or arising out of any transaction entered into, or any state of facts existing, prior to the Closing Date, except for any Assumed Liability.

            17.2. Indemnification by Purchaser. Purchaser shall indemnify, defend, save and hold Seller and its officers, directors, employees, affiliates and agents (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, a breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document furnished pursuant hereto by Purchaser, a breach or nonfulfillment of any covenant or agreement made by Purchaser in this Agreement, any Assumed Liability and all liabilities of any nature whatsoever arising out of Purchaser's ownership of the Projects and Documents after the Closing Date.

            17.3. Notice of Claims. If any Purchaser Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Purchaser Damages or Seller Damages, as the case may be ("Damages") for which it is entitled to indemnification, such Indemnified Party shall so notify the party from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 17 shall not affect any of such party's rights hereunder or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party. Notwithstanding the foregoing, any Purchaser Indemnitee shall be required to notify Seller of any claim for Purchaser Damages as required herein even though the same may be included in the $15,000 threshold set forth in Section 17.5, and Seller shall have the right to dispute any such claim.

            17.4. Third Party Claims. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

            17.5. Limitation of Liability. Notwithstanding the foregoing, Seller's liabilities and obligations to indemnify Purchaser Indemnitees against any Purchaser Damages shall be subject to all of the following limitations:

                  17.5.1. Threshold. No indemnification shall be made under
Section 17.1 until the aggregate amount of Purchaser Damages thereunder exceeds $15,000, but if the aggregate amount of Purchaser Damages thereunder exceeds $15,000 in the aggregate, then indemnification shall be made by Seller thereunder to the full extent of the Purchaser Damages.

                  17.5.2. Time Period. Seller shall be obligated to indemnify Purchaser Indemnitees by virtue of Section 17.1 only for those Purchaser Damages as to which Purchaser has given Seller written notice thereof on or before the Survival Date; provided, however, that with respect to any claim for Purchaser Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by Section 6.6, Seller's liability shall be limited to Purchaser Damages as to which such written notice shall have been given to Seller within two years of the Closing Date.

                  17.5.3. Fraud; Intentional Misrepresentation. The limitations set forth in Sections 17.5.1 and 17.5.2 shall not apply to Purchaser Damages arising out of fraud, the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading or misrepresented.

            17.6. Other Remedies. The indemnification rights of any Indemnified Party under this Section 17 are independent of and in addition to such rights and remedies as such Indemnified Party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement on the part of any party, none of which rights or remedies shall be affected or diminished hereby.

         18. Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

         19. Publicity. All notices to third-parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Except as may be required by law, no party shall act unilaterally in this regard without prior written approval of the other party, such approval not be unreasonably withheld.

         20. Waivers. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         21. Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto, and shall be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         22. Notices. All notices, requests, demands, elections and other communications which either party to this Agreement may be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or two days after mailing thereof.

            22.1. Notice to Seller

            If to Seller, to:

                          James J. Blumer, Jr. or Michael P. Kelly
                          c/o Keystone Management Services, Inc.
                          401 Moltke Avenue
                          Scranton, PA 18505
                          Fax:  (717) 963-1601

                          With a required copy to:

                          Alfred J. Weinschenk, Esquire
                          Oliver, Price & Rhodes
                          220 Penn Avenue, Suite 300
                          Scranton, PA 18501-1409
                          Fax:  (717) 343-3929

            22.2. Notice to Purchaser.

            If to Purchaser, to:

                          Balanced Care Corporation
                          5021 Louise Drive, Suite 200
                          Mechanicsburg, PA 17055
                          Fax:  (717) 796-6150
                          Attn:  Director, Legal Services

                          With a copy to:

                          Kirkpatrick & Lockhart LLP
                          1500 Oliver Building
                          Pittsburgh, PA 15222
                          Fax:  (412) 355-6501
                          Attn:  John C. Rodney, Esquire

Or to such other addresses as such party shall have specified by notice to the other party hereto.

         23. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the documents delivered at Closing pursuant hereto and thereto constitute the entire agreement and understanding between the Parties hereto as to the matters set forth herein and therein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or thereto or otherwise with respect to the subject matter hereof or thereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall thereof be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

         24. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         25. Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         26. Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

         27. Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the Commonwealth of Pennsylvania.

         28. Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

         29. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         30. Attorneys' Fees. If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the non-prevailing Party shall pay to the prevailing Party's reasonable out-of-pocket attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

         31. Successors and Assigns. The covenants, agreements, and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of Purchaser and Seller, and each of their respective successors and permitted assigns. Seller shall not assign, or otherwise transfer any interest in this Agreement to any other Person without the prior written consent of Purchaser, which consent shall not unreasonably be withheld. Purchaser may assign and transfer all or any portion of its interest in this Agreement without Seller's consent to one or more of Purchaser's affiliates or to any lender or lenders providing financing for the transactions contemplated hereby. In addition, Purchaser anticipates financing the transactions contemplated hereby through a sale-leaseback. Purchaser shall have the right to assign this Agreement, in whole or in part, in such manner as Purchaser may desire in order to facilitate such sale-leasebacks. Purchaser will promptly provide Seller with a copy of any such assignment, and Seller agrees to execute and deliver any consents reasonably required by Purchaser's lender in connection therewith, provided such assignment does not expand any of Seller's obligations and liabilities hereunder. Notwithstanding any permitted assignment of this Agreement by Purchaser, Purchaser shall remain liable to Seller for all obligations and liabilities to be performed by or on behalf of Purchaser hereunder.

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



         IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.

                                        BALANCED CARE CORPORATION

                                        By: /s/ Brian L. Barth
                                            ------------------------------
                                        Name:  Brian L. Barth
                                        Title: Vice President

                                        KEYSTONE DEVELOPMENT GROUP, INC.

                                        By: /s/ James J. Blumer, Jr.
                                            ------------------------------
                                        Name:  James J. Blumer, Jr.
                                        Title: President



                                       19